Exhibit 10.7

FIRST AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made as of February 27, 2018, by and between EagleBank (the “Bank”) and the Executive named below.

RECITAL:

Bank has retained Executive as an executive officer, pursuant to that certain Amended and Restated Employment Agreement dated as of January 31, 2017 (the “Agreement”). The parties desire to amend the Agreement to provide for clarity in how to apply IRC Section 280G to the extent applicable.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                      Section 10.1 of the Agreement is deleted in its entirety and the following is substituted in lieu thereof:

10.1                        Section 280G

If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 10.1, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, the 280G Payments shall be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax.  In applying the foregoing limitation,  benefits shall be reduced so as to maximize the economic value payable to the Executive and, if two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced (but not below zero) on a pro rata basis.

2.                                      But for the above change, the Agreement remains in full force and effect, unmodified.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Amended and Restated Employment Agreement as of the date first written above.

EAGLEBANK

By:	/s/ Ronald D. Paul
Name: Ronald D. Paul
Title: Chief Executive Officer
Date: February 27, 2018

Executive

/s/ Lindsey Rheaume
Name: Lindsey Rheaume
Title: Executive Vice President — CLO — C&I
Date: February 6, 2018